Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

A. William Stein	John J. Stewart
Chief Financial Officer and	Senior Vice President
Chief Investment Officer	Investor Relations
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY REPORTS FOURTH QUARTER

AND FULL-YEAR 2013 RESULTS

San Francisco, Calif. (February 24, 2014) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, announced today financial results for the fourth quarter and full-year 2013. All per share results are presented on a fully-diluted share and unit basis.

Highlights

•	Reported FFO per share of $4.74 for full-year 2013, up 7% from $4.44 in 2012;

•	Reported FFO per share of $1.26 in 4Q13, up 9% from $1.16 in 4Q12;

•	Reported core FFO per share of $4.78 in full-year 2013, up 7% from $4.46 in 2012;

•	Reported core FFO per share of $1.26 in 4Q13, up 6% from $1.19 in 4Q12;

•	Signed leases during 4Q13 expected to generate $54 million in annualized GAAP rental revenue, bringing the full-year 2013 total to $161 million, the highest quarter and full-year signings volume in the company’s history; and

•	Reiterated 2014 core FFO per share outlook of $4.75-$4.90.

“Digital Realty closed the year on a very positive note, with record leasing results for the fourth quarter and full-year 2013 driven by strong sales execution and large customer requirements to deploy cloud infrastructure and applications. We are encouraged by the broader range of customers we are attracting as a result of our mid-market initiative as well as strong customer demand for our colocation offerings,” said Michael F. Foust, Digital Realty’s Chief Executive Officer. “Fourth quarter financial results were ahead of plan due to a combination of lower-than-expected financing costs from the delayed execution of anticipated long-term debt and preferred equity issuances, lower bonus accruals, and operating expense savings from efficient property-level technical operations. Our strong fourth quarter leasing and financial results set the stage for positive forward momentum in 2014.”

Funds From Operations

Funds from operations (“FFO”) on a diluted basis was $174.4 million in the fourth quarter of 2013, or $1.26 per share, compared to $1.10 per share in the third quarter of 2013 and $1.16 per share in the fourth quarter of 2012. Excluding certain items that do not represent core expenses or revenue streams, fourth quarter 2013 core FFO was $1.26 per share compared to $1.16 per share in the third quarter of 2013 and $1.19 per share in the fourth quarter of 2012. FFO per share for the full-year 2013 was $4.74 compared to $4.44 in 2012. Core FFO per share for the full-year 2013 was $4.78 compared to $4.46 in 2012.

Net income for the fourth quarter of 2013 was $55.7 million, and net income available to common stockholders in the fourth quarter of 2013 was $43.0 million, or $0.33 per share, compared to $1.06 per share in the third quarter of 2013 and $0.36 per share in the fourth quarter of 2012. For the year ended December 31, 2013, net income was $320.4 million, and net income available to common stockholders for the year ended December 31, 2013 was $271.6 million, or $2.12 per share, compared to $1.48 per share in 2012.

Leasing Activity

During the fourth quarter of 2013, Digital Realty signed new leases totaling $54 million of annualized GAAP rental revenue. For the full year, Digital Realty signed new leases totaling $161 million of annualized GAAP rental revenue. Both the fourth quarter and full-year lease signing volumes represent record highs.

In addition to the new leases signed, Digital Realty also signed renewal leases representing $22 million of annualized GAAP rental revenue during the fourth quarter, bringing the full-year 2013 total to approximately $98 million of annualized GAAP rental revenue. Rental rates on renewal leases signed during the fourth quarter of 2013 rolled up 3.2% on a cash basis and 17.8% on a GAAP basis.

New leases signed during the fourth quarter of 2013 by product types are summarized as follows:

Global	Annualized GAAP Rent (in thousands)	Square Feet	GAAP Rent / Sq. Ft.	MW	GAAP Rent / kW
Turn-Key Flex	$41,507	320,323	$130	22.9	$151
Custom Solutions	2,125	15,320	139	2.1	83
Powered Base Building	1,208	34,805	35	—	—
Colocation	7,660	41,429	185	3.2	201
Non-Technical	1,686	57,460	29	—	0

Total	$54,186	469,337	$115	28.2	$155

Note: Non-U.S. dollar amounts based on quarterly average exchange rates during the three months ended December 31, 2013.

During the fourth quarter of 2013, Digital Realty commenced leases totaling $36 million of annualized GAAP rental revenue with a weighted-average lag between signings and commencements of these leases of 5.1 months. For the full year, the Company commenced leases totaling $121 million of annualized GAAP rental revenue, representing the second best year on record.

Investment Activity

In December 2013, Digital Realty acquired a fully-leased 108,000 square foot data center located in Somerset, New Jersey for $35.3 million, or approximately $327 per square foot. The property is 100% triple net leased to an AA-rated financial services tenant with over nine years of remaining lease term. Subsequent to year-end,

Digital Realty reached agreement with PRISA, Prudential Real Estate Investors’ core fund, to contribute the asset to the existing Digital/PRISA joint venture. In conjunction with the contribution, the joint venture will assume, but expects to pre-pay, the in-place debt and will incur a pre-payment penalty of approximately $4.2 million. The joint venture is 20% owned by a Digital Realty affiliate and 80% by a PRISA affiliate. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions.

Balance Sheet

Digital Realty had $5.0 billion of total debt outstanding as of December 31, 2013, comprised of $4.4 billion of unsecured debt and $0.6 billion of secured debt. As of December 31, 2013, the Company’s net debt-to-adjusted EBITDA ratio was 5.4x, its debt-plus-preferred-to-total-enterprise-value ratio was 46.8% and fixed charge coverage was 3.3x.

As previously announced on February 11, 2014, the Company increased its quarterly common stock dividend by 6% to $0.83 per share. This increase represents a compound annual growth rate of 14.3% since the Company’s first full quarter of operations following its IPO.

2014 Outlook

Digital Realty today reiterated its 2014 core FFO per share outlook of $4.75-$4.90. The assumptions underlying this guidance are unchanged from the outlook detailed in the Company’s press release dated January 6, 2014, and are summarized in the following table.

	As of October 29, 2013	As of January 6, 2014	As of February 24, 2014
Internal Growth
Rental Rates on Renewal Leases
Cash Basis	Roughly flat	Roughly flat	Roughly flat
GAAP Basis	Modestly positive	Modestly positive	Modestly positive
Operating Margin	25-75 bps < historical run-rate	25-75 bps < historical run-rate	25-75 bps < historical run-rate
Incremental Revenue from Speculative Leasing (1)	N/A	$20-$30 million	$20-$30 million
Overhead Load	75-85 bps on total assets	75-85 bps on total assets	75-85 bps on total assets

External Growth
Acquisitions
Dollar Volume	$0-$400 million	$0-$400 million	$0-$400 million
Cap Rate	7.5%-8.5%	7.5%-8.5%	7.5%-8.5%
Joint Ventures
Dollar Volume	$0-$400 million	$0-$400 million	$0-$400 million
Cap Rate	6.75%-7.25%	6.75%-7.25%	6.75%-7.25%
Development
CapEx	$600-$800 million	$600-$800 million	$600-$800 million
Average Stabilized Yields	10%-12%	10%-12%	10%-12%
Enhancements and Other Non-recurring CapEx (2)	N/A	$85-$90 million	$85-$90 million
Recurring CapEx + Capitalized Leasing Costs (3)	$75-$80 million	$75-$80 million	$75-$80 million

Balance Sheet
Preferred Equity
Dollar Amount	$100-$250 million	$100-$250 million	$100-$250 million
Pricing	7.5%-8.0%	8.0%-8.5%	8.0%-8.5%
Timing	Late 2013 or early 2014	Early 2014	Early 2014
Long-Term Debt
Dollar Amount	$700-$900 million	$700-$900 million	$700-$900 million
Pricing	4.75%-5.25%	4.75%-5.50%	4.75%-5.50%
Timing	Late 2013 or early 2014	Early 2014	Early 2014

Core Funds From Operations
$ / Share	Mid-single-digit growth	$4.75-$4.90	$4.75-$4.90

(1)	Incremental revenue from speculative leasing represents revenue expected to be recognized in the current year from leases that have not yet been signed.
(2)	Other non-recurring CapEx represents costs incurred to enhance the capacity or marketability of operating properties, such as network fiber initiatives, the build-out of an additional sub-station or installation of a new security system, in addition to major remediation costs on recently-acquired properties, whether or not contemplated in the original acquisition underwriting. Other non-recurring CapEx also includes infrequent and major component replacements.
(3)	Recurring CapEx represents non-incremental improvements required to maintain current revenues, including second-generation tenant improvements and leasing commissions. Capitalized leasing costs include capitalized leasing compensation as well as capitalized internal leasing commissions.

Additional information is available in our Supplemental Operating and Financial Data package, posted on our website at digitalrealty.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including FFO, core FFO and Adjusted EBITDA. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release. A reconciliation from U.S. GAAP net income available to common stockholders to Adjusted EBITDA, a definition of Adjusted EBITDA, a definition of debt-plus-preferred-to-total-enterprise-value, and a definition of fixed charge coverage ratio are included as an attachment to this press release.

Investor Conference Call

Before the market opens on Tuesday, February 25, 2014, Digital Realty will post a presentation to the Investors section of the company’s website at http://investor.digitalrealty.com. The presentation is designed to accompany the conference call Digital Realty will host at 1:00 p.m. EDT / 10:00 a.m. PDT on Tuesday, February 25, 2014 to discuss its fourth quarter and full-year 2013 financial results and operating performance. The conference call will feature Michael F. Foust, Chief Executive Officer, A. William Stein, Chief Financial Officer and Chief Investment Officer and Matt Miszewski, Senior Vice President, Sales. To access the call, dial 1 (866) 843-0891 (for domestic callers) or +1 (412) 317-0795 (for international callers) and provide the conference ID # 10039028 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at http://investor.digitalrealty.com.

Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, telephone and webcast replays will be available until 9:00 a.m. EDT on Wednesday, March 5, 2014. The telephone replay can be accessed one hour after the call by dialing +1 (877) 344-7529 (for domestic callers) or +1 (412) 317-0088 (for international callers) and using the conference ID # 10039028. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer-driven data center solutions by providing secure, reliable and cost-effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, health care and consumer products. Digital Realty’s 131 properties, including 12 properties held as investments in unconsolidated joint ventures, comprised approximately 24.5 million square feet as of December 31, 2013, including approximately 1.8 million square feet of space under active development and 1.3 million square feet of space held for future development. Digital Realty’s portfolio is located in 33 markets throughout North America, Europe, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center and colocation space; our mid-market initiative; leasing volume and pipeline; rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods; rental rates on future leases; our Somerset, NJ acquisition and expected cash net operating income from this property; the expected contribution of the Somerset, NJ property to our unconsolidated joint venture, related financing and expected timing; cap rates; development plans and expected timing, size and IT capacity of development projects; expectations regarding the company’s future growth, financial resources and success; and the company’s 2014 FFO, core FFO and net income outlook and underlying assumptions. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for development; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating Revenues:
Rental	$296,987	$272,906	$1,155,051	$990,715
Tenant reimbursements	82,629	75,147	323,286	272,309
Fee income	1,315	1,525	3,520	8,428
Other	—	158	402	7,615

Total operating revenues	380,931	349,736	1,482,259	1,279,067

Operating Expenses:
Rental property operating and maintenance	113,427	106,095	454,834	380,176
Property taxes	23,831	19,682	90,321	69,475
Insurance	2,156	2,647	8,743	9,600
Construction management	35	184	764	1,596
Depreciation and amortization	126,776	107,718	475,464	382,553
General and administrative	15,536	13,441	65,653	57,209
Transactions	1,108	5,331	4,605	11,120
Other	7	—	63	1,260

Total operating expenses	282,876	255,098	1,100,447	912,989

Operating income	98,055	94,638	381,812	366,078
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	2,957	1,733	9,796	8,135
Gain on insurance settlement	—	—	5,597	—
Gain on contribution of properties to unconsolidated joint venture	555	—	115,609	—
Interest and other income	231	(116)	139	1,892
Interest expense	(45,996)	(40,350)	(189,399)	(157,108)
Tax expense	473	(10)	(1,292)	(2,647)
Loss from early extinguishment of debt	(608)	—	(1,813)	(303)

Net Income	55,667	55,895	320,449	216,047
Net income attributable to noncontrolling interests	(964)	(1,329)	(5,961)	(5,713)

Net Income Attributable to Digital Realty Trust, Inc.	54,703	54,566	314,488	210,334
Preferred stock dividends	(11,726)	(9,751)	(42,905)	(38,672)

Net Income Available to Common Stockholders	$42,977	$44,815	$271,583	$171,662

Net income per share available to common stockholders:
Basic	$0.33	$0.36	$2.12	$1.48
Diluted	$0.33	$0.36	$2.12	$1.48
Weighted average shares outstanding:
Basic	128,443,395	123,824,957	127,941,134	115,717,667
Diluted	128,640,121	124,145,590	128,127,641	116,006,577

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$693,791	$661,058
Acquired ground leases	14,618	13,658
Buildings and improvements	8,680,677	7,662,973
Tenant improvements	490,492	404,830

Total investments in properties	9,879,578	8,742,519
Accumulated depreciation and amortization	(1,565,996)	(1,206,017)

Net investments in properties	8,313,582	7,536,502
Investment in unconsolidated joint ventures	70,504	66,634

Net investments in real estate	8,384,086	7,603,136
Cash and cash equivalents	56,808	56,281
Accounts and other receivables, net	181,163	168,286
Deferred rent	393,504	321,715
Acquired above market leases, net	52,264	65,055
Acquired in place lease value and deferred leasing costs, net	489,456	495,205
Deferred financing costs, net	36,475	30,621
Restricted cash	40,362	44,050
Other assets	51,627	34,865

Total Assets	$9,685,745	$8,819,214

LIABILITIES AND EQUITY
Global revolving credit facility	$724,668	$723,729
Unsecured term loan	1,020,984	757,839
Unsecured senior notes, net of discount	2,364,232	1,738,221
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	585,608	792,376
Accounts payable and other accrued liabilities	662,687	646,427
Accrued dividends and distributions	102,509	93,434
Acquired below market leases, net	130,269	148,233
Security deposits and prepaid rents	181,876	154,171

Total Liabilities	6,039,233	5,320,830

Equity:
Stockholders’ equity	3,610,516	3,468,305
Noncontrolling interests	35,996	30,079

Total Equity	3,646,512	3,498,384

Total Liabilities and Equity	$9,685,745	$8,819,214

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income available to common stockholders	$42,977	$138,872	$44,815	$271,583	$171,662
Adjustments:
Noncontrolling interests in operating partnership	849	2,757	1,336	5,366	6,157
Real estate related depreciation and amortization (1)	125,671	120,006	106,797	471,281	378,970
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	1,387	788	727	3,805	3,208
Gain on contribution of properties to unconsolidated joint venture	(555)	(115,054)	—	(115,609)	—
Gain on sale of assets held in unconsolidated joint venture	—	—	—	—	(2,325)

FFO available to common stockholders and unitholders (2)	$170,329	$147,369	$153,675	$636,426	$557,672

Basic FFO per share and unit	$1.30	$1.13	$1.21	$4.88	$4.65
Diluted FFO per share and unit (2)	$1.26	$1.10	$1.16	$4.74	$4.44
Weighted average common stock and units outstanding
Basic	130,982	130,977	127,515	130,463	119,861
Diluted (2)	137,891	137,851	137,510	137,771	131,467

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	126,776	121,198	107,718	475,464	382,553
Non-real estate depreciation	(1,105)	(1,192)	(921)	(4,183)	(3,583)

	$125,671	$120,006	$106,797	$471,281	$378,970

(2)	At December 31, 2013, we had 0 series D convertible preferred shares outstanding, as a result of the conversion of all remaining shares on February 26, 2013, which calculates into 471 common shares on a weighted average basis for the year ended December 31, 2013. At December 31, 2012, we had 4,937 series D convertible preferred shares outstanding that were convertible into 3,143 common shares on a weighted average basis for the three months ended December 31, 2012. At December 31, 2012, we had 0 series C convertible preferred shares (as a result of the conversion of all remaining shares on April 17, 2012) and 4,937 series D convertible preferred shares outstanding that were convertible into 814 common shares and 4,017 common shares on a weighted average basis for the year ended December 31, 2012, respectively. For the three months ended December 31, 2013, September 30, 2013 and December 31, 2012, we have excluded the effect of dilutive series E, series F and series G preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F and series G preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012 would be 15,372, 12,734 and 7,116 shares, respectively. For the year ended December 31, 2013 and December 31, 2012, we have excluded the effect of dilutive series E, series F and series G preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F and series G preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the year ended December 31, 2013 and December 31, 2012 would be 12,358 and 5,428 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,712, 6,684 and 6,531 common shares on a weighted average basis for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, and were exchangeable for 6,650 and 6,486 common shares on a weighted average basis for the year ended December 31, 2013 and December 31, 2012, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
FFO available to common stockholders and unitholders	$170,329	$147,369	$153,675	$636,426	$557,672
Add: Series C convertible preferred dividends	—	—	—	—	1,402
Add: Series D convertible preferred dividends	—	—	1,697	—	8,212
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	16,200	16,200

FFO available to common stockholders and unitholders - diluted	$174,379	$151,419	$159,422	$652,626	$583,486

Weighted average common stock and units outstanding	130,982	130,977	127,515	130,463	119,861
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	197	190	321	187	289
Add: Effect of dilutive series C convertible preferred stock	—	—	—	—	814
Add: Effect of dilutive series D convertible preferred stock	—	—	3,143	471	4,017
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,712	6,684	6,531	6,650	6,486

Weighted average common stock and units outstanding – diluted	137,891	137,851	137,510	137,771	131,467

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
FFO available to common stockholders and unitholders – diluted	$174,379	$151,419	$159,422	$652,626	$583,486
Termination fees and other non-core revenues (3)	—	(14)	(158)	(402)	(9,034)
Gain on insurance settlement	—	—	—	(5,597)	—
Significant transaction expenses	1,108	243	5,331	4,605	11,120
Loss from early extinguishment of debt	608	704	—	1,813	303
Straight-line rent expense adjustment attributable to prior periods (4)	—	9,155	—	7,489	—
Change in fair value of contingent consideration (5)	(1,749)	(943)	(1,051)	(1,762)	(1,051)
Other non-core expense adjustments (6)	7	3	—	63	1,260

CFFO available to common stockholders and unitholders – diluted	$174,353	$160,567	$163,544	$658,835	$586,084

Diluted CFFO per share and unit	$1.26	$1.16	$1.19	$4.78	$4.46

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Impact for the three months ended December 31, 2012 and the year ended December 31, 2012 would have resulted in additional expense of $833 and $3,333, respectively. CFFO per share and unit, as adjusted, would have been $1.18 and $4.43 for the above periods, respectively.
(5)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(6)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

(in thousands)

(unaudited)

Three Months Ended
December 31, 2013

Net income available to common stockholders	$42,977

Interest	45,996
Loss from early extinguishment of debt	608
Taxes	(473)
Depreciation and amortization	126,776

EBITDA	215,884

Gain on contribution of properties to unconsolidated joint venture	(555)
Noncontrolling interests	964
Preferred stock dividends	11,726

Adjusted EBITDA	$228,019

A reconciliation of the range of 2014 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.05 – 1.20
Add:
Real estate depreciation and amortization	$ 3.69
Less:
Dilutive impact of convertible stock	($0.04)

Projected FFO per diluted share	$4.70 – 4.85

Adjustments for items that do not represent core expenses and revenue streams	$0.05

Projected core FFO per diluted share	$4.75 – 4.90

Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions and after adjustments for unconsolidated partnerships and joint ventures, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

EBITDA and Adjusted EBITDA

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, straight-line rent expense adjustment attributable to prior periods, gain on contribution of properties to unconsolidated joint venture, noncontrolling interests, and preferred stock dividends. Adjusted EBITDA is EBITDA excluding straight-line rent expense adjustment attributable to prior periods, gain on contribution of properties to unconsolidated joint venture, noncontrolling interests, and preferred stock dividends. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

Additional Definitions

Net debt-to-Adjusted EBITDA ratio is calculated using total debt at balance sheet carrying value less unrestricted cash and cash equivalents divided by the product of Adjusted EBITDA multiplied by four.

Debt-plus-preferred-to-total-enterprise-value is mortgage debt and other loans plus preferred stock divided by mortgage debt and other loans plus the liquidation value of preferred stock and the market value of outstanding Digital Realty Trust, Inc. common stock and Digital Realty Trust, L.P. units, assuming the redemption of Digital Realty Trust, L.P. units for shares of Digital Realty Trust, Inc. common stock.

Fixed charge coverage ratio is Adjusted EBITDA divided by the sum of GAAP interest expense, scheduled debt principal payments and preferred dividends. For the quarter ended December 31, 2013, GAAP interest expense was $46.0 million and scheduled debt principal payments and preferred dividends was $14.8 million.